EXHIBIT 5





               [Letterhead of Olshan Grundman Frome & Rosenzweig]




MGI Properties                                                      July 1, 1994
30 Rowes Wharf
Boston, MA 02110

Gentlemen:

         This opinion is rendered in connection with your Registration Statement on Form S-3 relating to 500,000 Common Shares, $1.00 par value (the "Shares") of MGI Properties (the "Trust") to be issued from time to time pursuant to the Trust's Dividend Reinvestment and Share Purchase Plan (the "Plan") described in the Registration Statement.

         We have examined the Declaration of Trust, as amended, and Bylaws of the Trust and such records of the proceedings of the Trustees of the Trust as we deem appropriate for the purposes of this opinion. Based upon such review, we are of the opinion that, under the laws of the Commonwealth of Massachusetts, in which the Trust is organized as what is commonly known as a "Massachusetts Business Trust" and in which the principal office of the Trust is located, the Shares that are the subject of the aforesaid Registration Statement will, when issued in accordance with the Plan, be validly authorized, duly issued, fully paid and nonassessable by the Trust. (except as otherwise set forth under "Description of Shares" in the Registration Statement).

         We consent to being named in the Registration Statement as counsel to the Trust and to a copy of this opinion being included as an exhibit to the Registration Statement.

                                         Very truly yours,

                                         /s/ Olshan Grundman Frome & Rosenzweig